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                                 CODE OF ETHICS
                                       FOR
                        BAILLIE GIFFORD OVERSEAS LIMITED


SECTION 1. STATEMENT OF GENERAL PRINCIPLES

        Baillie Gifford Overseas Limited ("BGO") has adopted the following Code of Ethics ("Code"). The Code governs securities trading by or on behalf of officers, directors, employees and control persons of BGO who obtain information regarding purchases and sales of securities by the Baillie Gifford Funds (collectively, "Access Persons"). Inherent throughout the Code is the principle that Access Persons have a responsibility to place the interests of the Funds' shareholders ahead of their own and to resolve conflicts in favor of Fund shareholders.

        While there is no prohibition on personal securities transactions by Access Persons, those transactions must comply with the specific provisions of the Code and should be generally conducted in such a manner as to avoid any actual or potential conflicts of interest or any abuse of an individual's position of trust and responsibility. Access Persons must conduct their personal securities transactions in a manner which does not interfere with Fund portfolio transactions or otherwise take unfair advantage of their relationship with the Funds. Mere technical compliance with the procedures set forth in the Code will not serve to insulate from scrutiny those personal trades which indicate a pattern of breach of the Access Person's responsibilities to the Funds and their shareholders.

        Concurrent with the responsibility to place the interests of shareholders ahead of one's own is the obligation of Access Persons to forego taking unfair advantage of their position with or on behalf of the Funds. Thus, an Access Person may not take personal advantage of information, perquisites or investments which rightfully belong to the Funds.

SECTION 2.      DEFINITIONS

        2.1 ACCESS PERSON. As used in this Code, the term "Access Person" shall mean any officer, director, or Advisory Employee of BGO.

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        2.2     ADVISORY EMPLOYEE. As used in this Code, the term "Advisory
Employee" shall mean (A) any employee of BGO who, in the ordinary course of his or her duties, (i) makes particpates in or obtains information concerning the purchase or sale of securities by any of the Funds; or (ii) engages in functions or duties which relate to the determination of which recommendations shall be made; and (B) any person in a control relationship with BGO who obtains any information concerning recommendations made to any Fund with regard to the purchase or sale of securities by the Funds;

        2.3 INVESTMENT PERSONNEL. As used in this Code, the term "Investment Personnel" shall mean Portfolio Managers and any employee of BGO who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities for a Fund.

        2.4 PORTFOLIO MANAGER. As used in this Code, the term "Portfolio Manager" shall mean a person entrusted with the direct responsibility and authority to make investment decisions affecting a Fund.

        2.5 SECURITY. As used in this Code, the term "security" shall not include securities that are direct obligations of the government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, high-quality short-term debt instruments (including repurchase agreements) and shares of registered open-end investment companies.

SECTION 3.      PRE-CLEARANCE OF PERSONAL SECURITIES TRANSACTIONS

        Subject to the exceptions listed below, no Access Person may purchase or sell any security without first obtaining prior clearance of such securities transaction.

        These pre-clearance procedures shall not apply to exempt transactions as set forth in Section 5 of the Code.

        Any person who is subject to the Code's pre-clearance procedures and wishes to purchase or sell a security which is subject to the Code's pre-clearance procedures must contact one of the persons designated to pre-clear securities transactions in terms of the BG& CO Office Code on Personal Dealings pursuant to these procedures in writing or by telephone, with the types of information described in Section 6.1 below concerning the transaction. The person must also represent that, to the

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best of his or her knowledge, the transaction does not conflict with or violate the provisions of the Code.

        A pre-clearance of a securities trade shall remain valid only for 24 hours from the time permission is granted. If the proposed securities transaction is not completed during the period in which pre-clearance is granted, the Access Person must seek additional pre-clearance prior to completing the transaction.

SECTION 4.      PROHIBITED TRANSACTIONS AND PRACTICES

        4.1 No Access Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which, to his or her knowledge, is currently being purchased or sold by any of the Funds or which, to his or her knowledge, BGO or any Advisory Employee is actively considering recommending to the Funds for purchase or sale. These prohibitions shall continue until the time that BGO or the Advisory Employee decides not to recommend such purchase or sale, or if such recommendation is made, until the time that the Funds complete, or decide not to enter into, such recommended purchase or sale. These prohibitions shall apply to any purchase and sale by any Access Person of any convertible security, option warrant or other derivative security, or any private placement of any issuer whose underlying securities are being actively considered for recommendation to, or are currently being purchased or sold by, any of the Funds. Any profits realized on trades made by Access Persons within the proscribed period must be disgorged.

        4.2 No Advisory Person shall make personal use of information or engage in a securities transaction available only by reason of his or her position with the Funds, or BGO. Each investment opportunity which comes to the attention of an Advisory Person and which is appropriate for consideration by the Funds must first be made available to the Funds before the Advisory Person may take personal advantage of the opportunity.

        4.3 No Investment Personnel may purchase, directly or indirectly, any securities to be issued in an initial public offering or private placement, other than municipal bonds, unless such person provides to the Compliance Officer prior to such purchase a request in the form approved for

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use from time to time by the Compliance Officer providing information regarding the offering, and the purchase has been approved.

        4.4 Except as described below, no Investment Personnel may engage in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 30 calendar days. All profits realized on such short-term trades must be disgorged. Subject to pre-clearance a securities transaction which occurs within the 30 day proscribed period as a result of a change in personal circumstances which takes place or becomes known during the proscribed period may not be considered a violation of this section or subject to the disgorgement rule set forth in this section upon review and approval of the Compliance Officer.

        4.5 No Investment Personnel shall accept any gifts or other things of more than DE MINIMIS value from any person or entity that does business with or on behalf of the Funds or BGO. The Compliance Officer should be consulted in any questionable situation. As a guideline for defining DE MINIMIS, the Compliance Officer shall be entitled to rely on guidance provided by the Rules of Fair Practice of the National Association of Securities Dealers, Inc. ("NASD") in comparable circumstances. Currently, an occasional dinner, ticket to a sporting event or the theater, or comparable entertainment, which is not conditioned on doing business with any of the Funds or their affiliates, and is neither so frequent or expensive as to raise questions of propriety, is considered DE MINIMIS under NASD guidelines.

        4.6 No Investment Personnel shall serve on the board of directors of publicly traded companies, absent a prior written authorization by the Compliance Officer based upon a determination that the board service is consistent with the interests of the Funds and their shareholders. Any Investment Personnel who are authorized to serve as directors shall have no authority to make or influence investment decisions by the Funds with regard to any company on whose board they serve.

        4.7 Investment Personnel who hold securities acquired in a private placement must disclose that investment when they take part in any way in a Fund's subsequent consideration of any investment transaction with respect to the issuer of the private placement. A Fund's decision to purchase securities of the issuer of such private placement shall be subject to an independent review by Investment Personnel with no personal interest in the matter.

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        4.8     No Portfolio Manager may buy or sell a security within at least seven calendar days before a Fund that he or she manages trades in that security. All profits realized on trades by Portfolio Managers within the proscribed period must be disgorged.

SECTION 5.      EXEMPT PURCHASES AND SALES

        The prohibitions in Section 3, 4 and 6 of this Code shall not apply to the following exempt transactions:

        (a) purchases or sales of securities which are ineligible for purchase or sale by the Funds;

        (b) purchases or sales of securities that are direct obligations of the government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, high-quality short-term debt instruments (including repurchase agreements) and shares of registered open-end investment companies; or

        (c) purchases effected upon the exercise of rights (E.G., automatic reinvestment of dividends) provided by an issuer pro rata to all holders of a class of its securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

SECTION 6.      REPORTING

        6.1 Each Access Person shall report to the Compliance Officer every transaction in a security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, except purchases and sales specifically exempted in Section 5 above.

        All Access Persons must direct their brokers to supply to the Compliance Officer, on a timely basis, duplicate copies of confirmations of all personal securities transactions required to be reported by the Code and copies of periodic statements for all securities accounts. Each such report shall state the title and amount of the security involved; the date and nature of the transaction (I.E., purchase, sale or other acquisition or disposition); the price at which the transaction was effected; and the name of the broker, dealer or bank with or through whom the transaction was effected.

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        Transactions not exempted by Section 5 above shall also be reported no later than 10 days after the end of each quarter on a form similar to the one attached hereto as EXHIBIT A. Such report may also contain a statement declaring that the reporting or recording of any such transaction shall not be construed as an admission that the Access Person making the report has any direct or indirect beneficial ownership in the security.

        Each report shall be treated confidentially and will be maintained on file in the office of the Compliance Officer. The reports are, however, available for inspection by authorized members of the staff of the Securities and Exchange Commission during normal business hours. Should the Compliance Officer detect a potential violation of this Code or any apparent trading irregularity, the Compliance Officer shall take whatever steps deemed appropriate under the circumstances to investigate said potential violation or trading irregularity. If the Compliance Officer reasonably believes a violation or trading irregularity to exist, the violation or trading irregularity shall be reported to the Board of Directors (Trustees) of the Fund.

        6.2 All Access Persons shall disclose all personal securities holdings within 10 days following the commencement of employment or upon becoming an Access Person, if later. The initial personal holdings report must contain the date of the report, the title, number of shares and principal amount of the holding, the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date he or she became an Access Person.

        6.3 Each Access Person must also file a report within 30 days following the end of the fiscal year, which report discloses all personal securities holdings on the date the fiscal year ended. Each such report may also contain a statement declaring that the reporting or recording of any such transaction shall not be construed as an admission that the Access Person making the report has any direct or indirect beneficial ownership in the security.

        6.4 All Access Persons must certify annually that they have read the Code and recognize that they are subject to the requirements set forth herein. Further, all Access Persons must certify annually that they have complied with the Code and that they have disclosed or reported all

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personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

        6.5 The Compliance Officer of BGO will prepare and submit to the Board of the Funds, an annual report which (i) certifies that BGO has adopted procedures designed to prevent Access Persons from violating the Code, (ii) identifies any violations of the current procedures for personal securities investing and management's recommended response, and, if appropriate, (iii) makes any recommended changes in the procedures based on operating experience under the Code, evolving industry practices or amendments to applicable laws or regulations.

SECTION 7.      SANCTIONS

        Upon learning of a violation of this Code, the Board of BGO may impose such sanctions as it deems appropriate under the circumstances.

SECTION 8.      ADDITIONAL RESTRICTIONS

        In addition to the requirements and obligations set forth in the Code, every Access Person is and shall remain subject to the "Baillie Gifford & Co. Office Code on Personal Trading", and the same is fully incorporated as in the Code.